As filed with the Securities and Exchange Commission on August 12, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	13-1872319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105
(Address of Principal Executive Offices) (Zip Code)

OLIN CORPORATION RETIREMENT SAVINGS PLAN
(Full title of the plan)

Inchan Hwang
Vice President, Deputy General Counsel and Secretary
Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105
314-480-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Olin Corporation (the “Company,” “we,” “us,” and “our”) to register (i) an additional 5,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), that may be offered and sold under the Olin Corporation Retirement Savings Plan (formerly known as the Olin Corporation Contributing Employee Ownership Plan) (the “Plan”), and (ii) an indeterminate amount of interests of the Plan, which Shares and Plan interests are securities of the same class and relate to the same plan as those shares registered on the Company’s Registration Statements on Form S-8 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 1994 (Registration No. 033-52681), December 11, 1996 (Registration No. 333-17629), January 25, 2001 (Registration No. 333-54308), March 8, 2001 (Registration No. 333-56690), August 15, 2002 (Registration No. 333-98193), August 2, 2005 (Registration No. 333-127112), August 26, 2008 (Registration No. 333-153183), August 22, 2011 (Registration No. 333-176432) and February 16, 2016 (Registration No. 333-209534) (collectively, the “Prior Registration Statements”).

The Prior Registration Statements, together with all exhibits filed therewith or incorporated therein by reference, are hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the Shares registered hereunder with respect to the Plan are in addition to the shares of the Company’s common stock, par value $1.00 per share, registered on the Prior Registration Statements.

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

The SEC allows the Company to incorporate by reference the information we file with the SEC, which means:

•incorporated documents are considered part of this Registration Statement;

•we can disclose important information to you by referring you to those documents; and

•information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the information contained in the following documents that we have filed with the SEC (SEC File No. 1-01070):

(a)our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 20, 2026;

(b)our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 8, 2026;

(c)our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on July 31, 2026;

(d)our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 20, 2026 (to the extent incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025);

(e)our Current Reports on Form 8-K filed with the SEC on April 30, 2026 (as amended on May 21, 2026) and June 16, 2026;

(f)the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2025, filed with the SEC on June 24, 2026; and

(g)the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025, and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. The Company is not, however, incorporating, in each case, any documents or information that the Company is deemed to furnish and not file in accordance with SEC rules.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 6.    Indemnification of Directors and Officers

The Company is incorporated in Virginia. Under Virginia law, to the extent provided in its articles of incorporation or its shareholder-approved bylaws, a corporation may eliminate a director’s or an officer’s personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

The bylaws of the Company, as amended from time to time (the “Olin bylaws”), provide that the directors and officers will not be liable for monetary damages to the Company or the Company’s shareholders with respect to any transaction, occurrence or course of conduct, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Under Virginia law, a corporation may indemnify any person made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if he or she acted in good faith and in a manner he or she believed to be in the best interests of the corporation (or not opposed to such interests if he or she is acting outside his or her official capacity with the corporation), and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Virginia law also provides that a corporation has the power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and may make additional provisions for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-approved bylaws or resolution, except indemnity against willful misconduct or a knowing violation of criminal law.

The Olin bylaws provide that we shall indemnify any of our directors, officers or employees, or any person who, at its request, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case, against any and all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, action or proceeding (whether brought in the right of the Company or any such other corporation, entity, plan or otherwise), civil or criminal, in which he or she may become involved, as a party or otherwise, by reason of his or her being or having been a director, officer or employee of the Company, or such other corporation, entity or plan while serving at our request, whether or not he or she continues to be such at the time such liability or expense shall have been incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

Virginia law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the relevant standard of conduct. The determination will be made:

•if there are two or more disinterested directors, by the board of directors by a majority vote of all of the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by majority vote of the members of a committee, consisting of two or more disinterested directors appointed by such a vote;

•by special legal counsel (a) selected in the manner described in the first bullet point above or (b) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or

•by the shareholders, but shares owned by or voted under the control of a director who does not qualify as a disinterested director may not be voted on the determination.

The Olin bylaws require that the Company indemnify a director, officer or employee unless:

•the Company’s board of directors (the “Olin board”), acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim for indemnification and who are not at the time parties to such claim (provided that there are at least five such directors), finds that the person seeking indemnification has not met the standards of conduct set forth in the Olin bylaws; or

•if there are not five such directors, its principal Virginia legal counsel, as last designated by the Olin board before the occurrence of the event giving rise to the claim for indemnification, or in the event such Virginia legal counsel is unwilling to serve, then Virginia legal counsel mutually acceptable to the Company and the person seeking indemnification, delivers to the Company its written legal advice that, in such counsel’s opinion, the person seeking indemnification has not met the standards of conduct set forth in the Olin bylaws.

Under Virginia law, a corporation may advance expenses before the final disposition of a proceeding if the director or officer undertakes in writing to repay the amount advanced if it is ultimately determined that the director or officer did not meet the relevant standard of conduct.

Under Virginia law, unless limited by a corporation’s articles of incorporation, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against expenses incurred by him or her in connection with that proceeding.

Under the Olin bylaws, the Company is required to advance expenses incurred by a director, officer or employee prior to the final disposition of the proceeding if the director, officer or employee furnishes to the Company an undertaking to repay the amount of the expenses advanced in the event it is ultimately determined that he or she is not entitled to indemnification under the Olin bylaws. The Olin bylaws do not require that the director, officer or employee furnish any security for such undertaking and provide that such undertaking will be accepted without reference to the director’s, officer’s or employee’s ability to make repayment. The Company may refrain from, or suspend, payment of expenses if the Olin board or Virginia legal counsel determines that the director, officer or employee has not met the standards of conduct set forth in the Olin bylaws.

Virginia law permits a corporation to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his or her capacity as, a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law. The Company carries insurance on behalf of its directors and officers.

Item 8.    Exhibits

Exhibit Number	Exhibit Description
5	Opinion of McGuireWoods LLP
23.1	Consent of KPMG LLP
23.2	Consent of Forvis Mazars, LLP
23.3	Consent of McGuireWoods LLP (included in Exhibit 5)
24	Power of Attorney (included on the signature page hereto)
99	Olin Corporation Retirement Savings Plan Amended and Restated effective as of January 1, 2024—Exhibit 10.1 to the Company’s Form 10-Q filed October 25, 2024*
107	Filing Fee Table
*Previously filed as indicated and incorporated herein by reference. Exhibits incorporated by reference are located in SEC File No. 1-1070 unless otherwise indicated.

In lieu of an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, and an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on August 12, 2026.

OLIN CORPORATION

By:	/s/ Inchan Hwang
Title:	Vice President, Deputy General Counsel and Secretary

POWER OF ATTORNEY

NOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth T. Lane, Todd A. Slater, Randee N. Sumner, and Inchan Hwang, and each of them true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ KENNETH T. LANE	President and Chief Executive Officer and Director (Principal Executive Officer)	August 12, 2026
Kenneth T. Lane

/s/ TODD A. SLATER	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 12, 2026
Todd A. Slater

/s/ RANDEE N. SUMNER	Vice President and Controller (Principal Accounting Officer)	August 12, 2026
Randee N. Sumner

/s/ BEVERLEY A. BABCOCK	Director	August 12, 2026
Beverley A. Babcock

/s/ EDWARD M. DALY	Director	August 12, 2026
Edward M. Daly

/s/ MATTHEW S. DARNALL	Director	August 12, 2026
Matthew S. Darnall

/s/ JULIE A. PIGGOTT	Director	August 12, 2026
Julie A. Piggott

/s/ EARL L. SHIPP	Director	August 12, 2026
Earl L. Shipp

/s/ WILLIAM H. WEIDEMAN	Chairman and Director	August 12, 2026
William H. Weideman

/s/ CAROL A. WILLIAMS	Director	August 12, 2026
Carol A. Williams

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on August 12, 2026.

OLIN CORPORATION RETIREMENT SAVINGS PLAN

By:	/s/ Valerie A. Peters
Title:	Vice President, Chief Human Resources Officer